Exhibit 10.1

AMENDMENT

TO

FACTORING AGREEMENT

Amendment #3

Dated January 12, 2023

The FACTORING AGREEMENT dated February 11, 2020 (the “Agreement”), between CSNK Working Capital Finance Corp. d/b/a Bay View Funding, a California Corporation, and ADEX Corporation, a New York Corporation is hereby amended in the specific section(s) as follows:

First Paragraph, Page 1: Seller’s name, ADEX Corporation, shall be ADEX Corporation, a New York Corporation and HWN, Inc., a Delaware Corporation and Secure Voice Corp., a Delaware Corporation (individually and together hereinafter referred to as “Seller”).

FURTHER, any and all references to Seller shall mean: ADEX Corporation, HWN, Inc., and Secure Voice Corp.

FURTHER, Seller’s name change affects all other related documents.

Section 1. DEFINITIONS. When used herein, the following terms shall have the following meanings:

1.7	“Advance Percentage” shall be ninety percent (90%), which may be adjusted by Buyer, in its sole discretion.

1.16	“Initial Term” shall go through February 28, 2024.

Section 2. PURCHASE AND SALE OF RECEIVABLES

2.1	Acceptance of Receivables. Buyer shall have no obligation to purchase any Receivable listed on a Schedule of Accounts. Upon acceptance, Buyer shall pay to Seller the Advance Percentage of the face amount of each Receivable Buyer desires to purchase minus ACH Fee, Wire Fee, Repurchased Receivables, Adjustments and other Obligations which are currently due under the Factoring Agreement. Such payment shall be the “Advance” with respect to such Receivable. The purchase price of any Receivables purchased hereunder shall be the sum of the Advance, plus any Reserve payable by Buyer to Seller relating to such Receivable. The aggregate amount of all outstanding Advances shall not at any time exceed the lesser of Nine Million Dollars ($9,000,000) (the Maximum Credit) or an amount equal to the sum of all undisputed Purchased Receivables multiplied by the Advance Percentage, less any funds in the Reserve (to be applied herein in Buyer’s sole discretion). Seller shall not request and Buyer shall not make an Advance that would cause the resulting total of all Advances to exceed the foregoing limitation. In the event the aggregate outstanding Obligations shall at any time exceed the foregoing limitation, Seller shall immediately repay the Advances in the amount of such excess.

Section 3. COLLECTIONS, CHARGES AND REMITTANCES

3.5	Factoring Fee. Seller shall pay to Buyer upon purchase of Receivables by Buyer, a Factoring Fee (“Factoring Fee”), calculated by taking forty five hundredths of one percent (0.45%) of the gross face value of a Purchased Receivable for the first thirty (30) day period from the date said Purchased Receivable is first purchased by Buyer, and a Factoring Fee of one quarter of one percent (0.25%) per fifteen (15) days thereafter (“Fee Period”) until the date said Purchased Receivable is paid in full or otherwise repurchased by Seller or otherwise written off by Buyer within the Write Off Period.

3.7	Finance Fee. Seller shall pay a Finance Fee to Buyer on the outstanding Advances under this Agreement at a floating rate per annum equal to the Prime Rate plus one and three quarters of one percent (Prime + 1.75%) (the “Finance Rate”), which fee shall be payable and calculated as hereinafter set forth. Seller shall pay such fee to Buyer on the first day of each month in an amount equal to (a) the quotient obtained by dividing the sum of the daily unpaid Advances outstanding on each day during the immediately preceding month by the actual number of days in such month (the “Average Daily Balance”), multiplied by (b) the quotient obtained by dividing the Finance Rate by 360, multiplied by (c) the actual number of days in the immediately preceding month. The Finance Rate shall increase or decrease monthly, on the first day of each month, by the amount of any increase or decrease in the Prime Rate but at no time will the Finance Fee be less than nine and one quarter of one percent (9.25%)(the “Floor Rate”). For purposes of this Agreement, the “Prime Rate” is the Prime Rate publicly listed by the Western Edition of the Wall Street Journal on the first day of each month or, if the first day of such month is not a business day, on the last business day of the immediately preceding month. In the event the Prime Rate listed by the Wall Street Journal is a range, the highest rate in the range shall be the “Prime Rate”. In no event shall the finance fee exceed the maximum rate of interest permitted by law.

3.11	Monthly Minimum Fee. This section has been waived and is intentionally omitted.

For BVF office use only:
ADD: {{Int_es_:signer2:initials}}	CL: {{Int_es_:signer2:initials}}	MISC: {{Int_es_:signer2:initials}}
MF: {{Int_es_:signer2:initials}}	RT: {{Int_es_:signer2:initials}}

Section 6. SELLER’S WARRANTIES, REPRESENTATIONS AND COVENANTS.

6.2.5.	Seller, if a corporation, is duly incorporated and, at all times, in good standing under the laws of the States of New York and Delaware and is duly qualified in all States where such qualification is required. Seller has all required licenses to operate its business and transacts business under no trade names or trade styles other than ADEX Corp; ADEX Corp.; ADEX Telecom; ADEX Telecom, Inc.; ADEX; ADEX Telecom Corp; ADEXTEX Corp; ADEX Telcom; Spectrum Global Solutions Inc; High Wire Networks;

Section 10. EFFECTIVENESS TERM. This Agreement shall only become effective upon execution and delivery by Seller and acceptance by Buyer and, unless earlier terminated as provided in this Agreement, shall continue in full force and effect for the Initial Term and shall be deemed automatically renewed for a Renewal Term, and will continue to renew for each Renewal Term thereafter unless this Agreement is terminated. Unless earlier terminated as provided in this Agreement, all Obligations shall be due and payable in full at the expiration of the Initial Term or last Renewal Term, and if the Obligations are not timely paid by the expiration of the Initial Term or such Renewal Term, then, in Buyer’s sole discretion, this Agreement may be renewed for a Renewal Term. This Agreement may be terminated prior to the end of the Initial Term or any Renewal Term as follows: (a) Seller may terminate this Agreement at the end of the Initial Term or Renewal Term without payment of an Early Termination Fee, provided Seller gives at least sixty (60) days, but not to exceed ninety (90) days written notice prior to the end of the Initial Term or any Renewal Term; (b) Seller may terminate this Agreement at any time after giving Buyer at least sixty (60) days prior written notice and paying Buyer an Early Termination Fee equal to one quarter of one percent (0.25%) of the Maximum Credit multiplied by the number of months remaining in the then-current Term (the “Early Termination Fee”). Any partial month remaining in such Term shall constitute a full month for the purpose of calculating the Early Termination Fee. Any such termination shall be effective upon payment to Buyer in full of all Obligations, including the Early Termination Fee; and (c) This Agreement shall automatically terminate following the occurrence of an Event of Default under Section 9. Upon any such termination following an Event of Default, all Obligations, including the Early Termination Fee, shall be due and payable in full. In recognition of the Buyer’s right to have its attorneys’ fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Seller, Buyer shall not be required to record any terminations or satisfactions of any of Buyer’s liens on the Collateral unless and until Seller has executed and delivered to Buyer a general release in a form acceptable to Buyer. Seller understands that this Section constitutes a waiver of its rights under Section 9-513 of the UCC. If this Agreement is terminated and Seller enters into a new financing transaction with any other financing source, Buyer is under no obligation to enter into any form of agreement with the new financing source.

The Amendment affects only the above listed Section(s) of the Agreement and all other provisions of the Agreement shall remain unchanged and in force as written or thereafter amended in writing.

This Amendment shall become effective when it is accepted and executed by an authorized officer of Buyer.

THE REST OF THIS PAGE IS INTENTIONALLY BLANK

SIGNATURE PAGE FOLLOWS

For BVF office use only:
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MF: {{Int_es_:signer2:initials}}	RT: {{Int_es_:signer2:initials}}

AGREED:

SELLER:

ADEX CORPORATION		HWN, INC.

BY:	{{ Sig_es_:signer1:Signature }}	BY:	{{ Sig_es_:signer2:Signature }}
	{{ *Ttl_es_:signer1:Title }}		{{ *Ttl_es_:signer2:Title }}

	(TITLE)		(TITLE)

DATE:	{{ *Dte_es_:signer1:Date }}	DATE:	{{ *Dte_es_:signer2:Date }}

SECURE VOICE CORP.

BY:	{{ Sig_es_:signer1:Signature }}

{{ *Ttl_es_:signer1:Title }}

(TITLE)

DATE:	{{ *Dte_es_:signer1:Date }}

ACCEPTED:

BUYER:

CSNK WORKING CAPITAL FINANCE CORP. D/B/A BAY VIEW FUNDING

BY:	{{ Sig_es_:signer3:Signature }}

{{ *Ttl_es_:signer3:Title }}

(TITLE)

DATE:	{{ *Dte_es_:signer3:Date }}

For BVF office use only:
ADD: {{Int_es_:signer2:initials}}	CL: {{Int_es_:signer2:initials}}	MISC: {{Int_es_:signer2:initials}}
MF: {{Int_es_:signer2:initials}}	RT: {{Int_es_:signer2:initials}}

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